                                                                      EXHIBIT 12

                           ATLANTIC RICHFIELD COMPANY

  STATEMENT SETTING FORTH DETAIL OF COMPUTATION OF RATIO OF EARNINGS TO FIXED
                               CHARGES--UNAUDITED
                             (MILLIONS OF DOLLARS)

                             THREE MONTHS        YEAR ENDED DECEMBER 31
                                ENDED      -----------------------------------
                            MARCH 31, 1994  1993   1992   1991   1990    1989
                            -------------- ------ ------ ------ ------  ------
Income before income
 taxes, minority interest
 and cumulative effect of
 changes in accounting
 principles (1)...........       $255      $  634 $1,907 $1,160 $2,820  $3,161
Less: Undistributed income
 of less than 50% owned
 subsidiaries (net of
 losses) (2)..............         (4)        --    (12)   (49)    (84)   (111)
                                 ----      ------ ------ ------ ------  ------
Fixed charges:
  Interest expense charged
   to income, interest of
   appropriate
   unconsolidated
   subsidiaries, and
   portion of rentals
   representative of
   interest (3)...........        201         784    825    952    900     849
Capitalized interest......          7          56    115     79     79      95
                                 ----      ------ ------ ------ ------  ------
Total fixed charges.......        208         840    940  1,031    979     944
                                 ----      ------ ------ ------ ------  ------
Earnings (1) + (2) + (3)..       $452      $1,418 $2,720 $2,063 $3,636  $3,899
                                 ====      ====== ====== ====== ======  ======
Ratio of earnings to fixed
 charges..................       2.17        1.69   2.89   2.00   3.71    4.13
                                 ====      ====== ====== ====== ======  ======